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                                                                     EXHIBIT 4.1

KENNY S&P EVALUATION SERVICES
A Division of J.J. Kenny Co., Inc.
65 Broadway
New York, New York 10006-2511
Telephone: 212/770-4900
Frank A. Ciccotto, Jr.
Vice President

                                                                October 16, 1996

Smith Barney Inc.
388 Greenwich St., 23rd Floor
New York, N.Y. 10013

The Chase Manhattan Bank
Unit Trust Division
770 Broadway, 6th Floor
New York, N.Y. 10003

Re: Tax-Exempt Securities Trust
Florida Trust 76
New Jersey Trust 128
New York Trust 158
California Trust 153

Gentlemen:

  We have examined Registration Statement File Nos. 333-08763, 333-10129, 333-10137 and 333-12499 for the above-mentioned trusts. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

  In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolios are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          Frank A. Ciccotto, Jr.
                                          Vice President